EXHIBIT 99.2

GROUP MEMBERS

Onex Corporation
Onex Partners III GP LP
Onex Partners GP Inc.
Onex US Principals LP
Onex Partners III PV LP
Onex Partners III Select LP
Onex Partners III LP
New PCo Investments Ltd.
1597257 Ontario Inc.
American Farm Investment Corporation
ONCAN Canadian Holdings Ltd.
Gerald W. Schwartz